EXHIBIT 99.1
Replidyne contact:
Sabrina B. Oei
Dir. Investor & Public Relations
T: (303) 996-5535
Replidyne Discontinues Phase III Trial
Louisville, CO, April 23, 2008 — Replidyne, Inc. (Nasdaq: RDYN) announced today that it has discontinued enrollment in a placebo-controlled Phase III clinical trial testing faropenem medoxomil (faropenem) in patients with acute exacerbation of chronic bronchitis (AECB). Replidyne took this action to conserve its cash assets and support initiatives that include pursuing strategic transactions and maintaining its research programs.
The AECB study is one in a package of four clinical trials, including two in community-acquired pneumonia and one in acute bacterial sinusitis, recommended as a way forward by the U.S. Food and Drug Administration for a new drug application submission for faropenem to treat these three adult community respiratory tract infections. Replidyne has not initiated the other three trials, and consistent with prior guidance, further faropenem development will depend on Replidyne securing a partner for the program.
“In the interest of conserving our financial position, we have made a difficult decision to discontinue enrollment in this faropenem trial,” said Kenneth J. Collins, Replidyne’s President and CEO. “This decision reflects our sense of urgency and the belief that in today’s environment available cash assets broaden the scope of potential partnering and strategic options.”
As of March 31, 2008, Replidyne had cash assets of approximately $78 million.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s most advanced product candidate, faropenem medoxomil, is a novel oral community antibiotic, expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. Replidyne’s investigational antibacterial agent REP3123 targets Gram-positive C. difficile bacteria and C. difficile-associated disease (CDAD). Replidyne is pursuing the development of other novel anti-infective programs based on its DNA replication inhibition technology and its in-house discovery research.

1450 Infinite Drive	Tel: (303) 996-5500
Louisville, CO 80027	Fax: (303) 996-5599
www.replidyne.com

Safe Harbor
This press release contains plans, intentions, objectives, estimates and expectations that constitute forward-looking statements about Replidyne, Inc. that involve significant risks and uncertainties. Actual results could differ materially from those discussed due to a number of factors including, the success and timing of pre-clinical studies and clinical trials; the Company’s ability to obtain a new partner for faropenem on acceptable terms; the Company’s ability to obtain and maintain regulatory approval of product candidates and the labeling under any approval that may be obtained; plans to develop and commercialize product candidates; the loss of key scientific or management personnel; the size and growth of the potential markets for the Company’s product candidates and the Company’s ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of Company estimates regarding expenses, future revenues and capital requirements; the Company’s ability to obtain and maintain intellectual property protection for our product candidates; the successful development of the Company’s sales and marketing capabilities; the success of competing drugs that are or become available; and the performance of third party manufacturers. These and additional risks and uncertainties are described more fully in the Company’s most recent Form 10-K filed with the SEC under the Securities Exchange Act of 1934. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in the press release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements in the document.
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1450 Infinite Drive	Tel: (303) 996-5500
Louisville, CO 80027	Fax: (303) 996-5599
www.replidyne.com